Exhibit 10.1(b)

AMENDMENT NO. 1
TO THE
CIGNA LONG-TERM INCENTIVE PLAN
(Amended and Restated Effective as of April 28, 2021)

WHEREAS, Cigna Corporation (“Cigna”), maintains the Cigna Long-Term Incentive Plan (Amended and Restated Effective as of April 28, 2021) (the “Plan”); and

WHEREAS, under Section 16.1 of the Plan, the Board of Directors of Cigna (the “Board”) (or an authorized committee of the Board) has retained the right to amend the Plan; and

WHEREAS, the Board has authorized the People Resources Committee of the Board (the “Committee”) to adopt non-material amendments to the Plan on its behalf pursuant to the Committee’s Charter approved by the Board on February 23, 2022; and

WHEREAS, Cigna desires to amend the Plan as described herein.

NOW, THEREFORE, the Plan is amended effective as of December 1, 2022 (the “Effective Date”) as follows:

1.    A new Section 5.7 is hereby added to Article 5 of the Plan to read:

5.7    Automatic Exercise. This Section 5.7 shall apply to any Option that is outstanding and unexercised (in whole or in part) on or after the Effective Date. Unless otherwise provided by the Committee, each vested and exercisable Option outstanding on the Automatic Exercise Date with an exercise price per share of Common Stock that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Committee, payment of the Option price of any such Option shall be made pursuant to a “net settlement” as described in Section 5.2 above and the Company shall reduce the number of shares of Common Stock deliverable by an amount sufficient to satisfy all taxes associated with such automatic exercise in accordance with Section 17.7 below. For the avoidance of doubt, no Option with an exercise price per share of Common Stock that is equal to or greater than the Fair Market Value per share of Common Stock on the Automatic Exercise Date shall be exercised pursuant to this Section, and this Section shall not apply to Options that are forfeited due to a Participant’s Termination for Cause.

For purposes of this Section 5.7, “Automatic Exercise Date” shall mean the Expiration Date of the Option, or if the Expiration Date is not a trading day, the last trading day immediately preceding the Expiration Date.

2.    Except as otherwise modified by this Amendment No. 1, the Plan is hereby ratified and confirmed.